Exhibit 99.1

Avalon Closes Acquisition of Bedford Energy Assets

Avalon Oil & Gas, Inc., (Avalon) (OTCBB: AOGN) announced it has signed a letter agreement to acquire all of the oil and gas producing assets owned by Bedford Energy, Inc., in the East Chandler Field, Lincoln County, Oklahoma. Avalon will increase its current interest in the Grace #2 well and acquire working interests in four other producing wells in the East Chandler Field: the Grace #1, Grace #3, Grace #5A and Grace #6 wells. The Grace #2 working interest was acquired by Avalon in June, 2008, and the well is currently producing 350 MCF of gas per day.

Avalon is increasing its working interest in the Grace #2 from 2.5% to 7.5%, and increasing its net revenue interest in the Grace #2 to 11.95%. Avalon is also acquiring interests in four additional wells in the East Chandler Field. The company is acquiring a 10% working interest and 13.825% net revenue interest in the Grace #1, Grace #3, Grace #5A and Grace #6 wells. Avalon is also acquiring an undivided fifty percent (50%) interest in a salt water disposal well and offset and development acreage in the two quarter sections of the East Chandler Field. In addition, the company will acquire a fifty percent (50%) interest in 540 acres adjoining the 320 acre East Chandler Field.

In this transaction, Avalon will be acquiring total reserves of 90,000 barrels of oil and 559 MMCF of gas, or reserves of $0.11 per share, at current oil and gas prices. Future net income is projected to be $12,500,000. The acquisition was financed with a combination of cash on hand, the proceeds from the sale of 9,000,000 shares of common stock at an average price of $0.09 per share, the proceeds of a senior secured note in the amount of $300,000, and the assumption of $220,000 in accounts payable.

The Grace #2 was completed in the Viola Limestone, and is currently producing 350 MCF of gas per day, The Grace #5A was completed in the Prue Sand with an initial potential of 50 BOPD and 300 MCFPD. The Grace #5, the Grace #1, the Grace #3 and the Grace #6 wells will be completed in the Hunton Lime.

Hunton Lime Reserves from the Grace #1, the Grace #3 and the Grace #6 wells are estimated to be 48,000 barrels of oil and 423 MMCF gas. Upper Red Fork Sand reserves for the Grace #5A are estimated to be 12,000 barrels of oil and 61MMCF of gas.

Avalon will also be acquiring Prue Sand potential in the Grace #3, Grace #5A and the Grace #6 wells. Estimated Prue Sand reserves for these three wells are 33,000 barrels of oil and 111 MMCF of gas.

“We are excited to complete this expansion of our ownership in the Grace #2, the four other producing wells, the other Bedford Energy Field Assets, and the adjoining undeveloped acreage, in Lincoln County, Oklahoma,” said Avalon’s CEO Kent Rodriguez. “This acquisition will increase our revenues nearly three-fold. Avalon will continue to increase our ownership in these wells in the coming months” he added. The company’s growing energy portfolio now includes production assets of 49 producing oil and gas wells in 5 states, and it continues to expand its capital deployment and acquire additional oil and gas producing properties in the region.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas is an oil and gas company engaged in the acquisition and development of producing oil and gas properties. In addition, Avalon’s technology group acquires and develops energy production enhancing technologies. Through Oiltek, Inc., Avalon’s majority-owned subsidiary, Avalon is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company’s website at www.avalonoil.com.